As filed with the Securities and Exchange Commission on November 14, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ProPhase Labs, Inc.

(Exact name of registrant as specified in its charter)

Delaware	23-2577138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

ProPhase Labs, Inc.

711 Stewart Avenue, Suite 200

Garden City, New York 11530

(215) 345-0919

(Address of Principal Executive Offices)

INDUCEMENT STOCK OPTION AWARD

(Full title of the plans)

Ted Karkus

Chief Executive Officer

ProPhase Labs, Inc.

711 Stewart Avenue, Suite 200

Garden City, New York 11530

(215) 345-0919

(Name, address and telephone number (including area code) of agent for service)

Copy to:

Herb Kozlov, Esq.

Wendy Grasso, Esq.

Reed Smith LLP

599 Lexington Avenue

New York, New York 10022

Tel: (212) 521-5400; Fax: (212) 521-5450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

ProPhase Labs, Inc. (the “Registrant”) is filing this registration statement on Form S-8 for the purpose of registering shares of common stock, par value $0.0005 per share, of the Registrant that may be issued upon the exercise of a stock option to purchase 250,000 shares of common stock of the Registrant granted to Dennis Grishin (the “Inducement Stock Option Award”).

The Inducement Stock Option Award was granted to Mr. Grishin outside of the Registrant’s 2022 Equity Compensation Plan and was approved by the Compensation Committee of the board of directors of the Registrant pursuant to the inducement grant exception under Nasdaq Rule 5635(c)(4), as an inducement that was material to Mr. Grishin entering into employment with the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in one or more documents to be sent or given to participants in the Plans pursuant to Rule 428 under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), and the instructions to Form S-8, such documents are not being filed with the Commission either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2021 filed on March 31, 2022;

(b)	the proxy statement filed with the SEC on April 13, 2022;

(c)	the Registrant’s quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2021 filed on May 13, 2022, the fiscal quarter ended June 30, 2022 filed on August 12, 2022, and the fiscal quarter ended September 30, 2022 filed on November 10, 2022;

(d)	the Registrant’s current reports on Form 8-K filed on January 4, 2022, March 2, 2022, May 10, 2022, May 20, 2022, June 13, 2022, June 28, 2022, July 1, 2022, July 21, 2022 and October 7, 2022 and the Form 8-K/A filed May 23, 2022; and

(e)	the description of the Company’s Common Stock filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 26, 2020.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any document or portion of any document that is deemed furnished and not filed.

Pursuant to Rule 412 under the Securities Act, any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director, officer, employee or agent of the corporation, or person serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought against such person, if such person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by the person in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The Registrant’s certificate of incorporation and amended and restated bylaws provide that the Registrant shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended or supplemented from time to time, any and all past, present and future directors and officers of the Registrant, and any other persons to which the Delaware General Corporation Law permits the Registrant to provide indemnification (“Indemnified Persons”), from and against any and all costs, expenses (including attorneys’ fees), damages, judgments, penalties, fines, punitive damages, excise taxes assessed with respect to an employee benefit plan and amounts paid in settlement in connection with any action, suit or proceeding in which the director or officer may be involved as a party or otherwise, by reason of the fact that such person was serving as a director, officer, employee or agent of the Registrant, including service with respect to an employee benefit plan.

The Registrant’s amended and restated bylaws provide that the right to indemnification shall include the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the bylaws or otherwise. Under the terms of the amended and restated bylaws, if the Registrant does not pay a proper claim for indemnification in full within 60 days after receiving a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the claimant may bring an action against the Company to recover the unpaid amount of the claim.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Company’s certificate of incorporation eliminates the liability of a director to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to the Company or its stockholders;

●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law; or

●	from any transaction from which the director derived an improper personal benefit.

The Company has also entered into substantially identical indemnity agreements with each member of the Board of Directors and certain executive officers. These agreements provide, among other things, that we will indemnify each director and Mr. Karkus in the event that they become a party or otherwise a participant in any action or proceeding on account of their service as a director or officer of the Company (or service for another corporation or entity in any capacity at the request of the Company) to the fullest extent permitted by applicable law. Under the indemnity agreement, we will pay, in advance of the final disposition of any such action or proceeding, expenses (including attorneys’ fees) incurred by our directors or officers in defending or otherwise responding to such action or proceeding upon receipt of a written undertaking from the directors or officers to repay the amount advanced consistent with applicable law in the event that a court shall ultimately determine that he or she is not entitled to be indemnified for such expenses. The contractual rights to indemnification provided by the indemnity agreements are subject to the limitations and conditions specified in the agreements, and are in addition to any other rights each director and officer may have under our amended and restated bylaws, each as amended from time to time, and applicable law.

Directors and officers of the Company are also covered by directors’ and officers’ liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers. Under these policies, the insurer, on the Company’s behalf, may also pay amounts for which the Company has granted indemnification to the directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Reed Smith LLP

23.1	Consent of Friedman LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Reed Smith LLP (contained in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney of Certain Officers and Directors of the Company (contained on signature page to this Registration Statement)

99.1	ProPhase Labs, Inc. Inducement Option Award Agreement to Dennis Grishin, dated July 12, 2022

107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, thereto duly authorized, in Garden City, State of New York, on November 14, 2022.

PROPHASE LABS, INC.

By:	/s/ Ted Karkus
Ted Karkus
Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of ProPhase Labs, Inc. hereby appoints Ted Karkus and Monica Brady, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, with full power to act alone, to sign on his or her behalf and in the capacity set forth below, any and all amendments and post-effective amendments and supplements to this Registration Statement on Form S-8 and to file each such amendment and post-effective amendment and supplements to this Registration Statement, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things requisite and necessary or appropriate to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ted Karkus	Chief Executive Officer and Chairman	November 14, 2022
Ted Karkus	(Principal Executive Officer)

/s/ Monica Brady	Chief Accounting Officer	November 14, 2022
Monica Brady	(Principal Accounting Officer)

/s/ Jason Barr	Director	November 14, 2022
Jason Barr

/s/ Louis Gleckel, MD	Director	November 14, 2022
Louis Gleckel, MD

/s/ Warren Hirsch	Director	November 14, 2022
Warren Hirsch